Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Actua Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872, 333-126808, 333-160252 and 333-189743) on Form S-8, the registration statements (Nos. 333-115702 and 333-162447) on Form S-3 and the registration statement (No. 333-162448) on Form S-4 of Actua Corporation and Subsidiaries of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Actua Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Actua Corporation.
Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 due to the following material weaknesses:

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An ineffective control environment and monitoring activities at Bolt Solutions, Inc., an operating subsidiary, including ineffective design of the controls over the code of conduct, ineffective assignment of authorities, responsibilities and mechanisms to hold individuals accountable for the conduct of internal control over financial reporting, and an ineffective process to monitor the design, implementation and operation of internal controls;

•	Ineffective design and/or operation of process level controls at Bolt related to significant accounts and manual journal entries;

•	Ineffective risk assessment process related to the failure to establish controls over the recognition and measurement of significant accounts at Knowledge Management Innovations Ltd.; and

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Ineffective general information technology controls over user access, program change and system development which resulted in ineffective segregation of duties and automated controls throughout the organization.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 15, 2016